EXHIBIT 10.3

                               PURCHASE AGREEMENT

         This Agreement is dated this 30th day of December, 2000 (the "effective date") by and between American Technology Corporation ("ATC"), a Delaware corporation, having a principal place of business located at 13114 Evening Creek Drive South, San Diego, CA 92128 and ASI Technology Corporation, a Nevada Corporation ("ASI"), having a principal place of business located at 980 American Pacific Dr. Suite 111, Henderson, Nevada 89014.


                                    RECITALS

         WHEREAS, ATC has developed and patented certain Sound Reduction technology. As a result of ATC's inventions it was awarded U.S. Patent No. 5,966,452 for Sound Reduction Method and System for Jet Engines issued on October 12, 1999 (the "Patent"). ATC has filed corresponding patent applications in Brazil, Canada, China, EPO, Japan and the Russian Federation.

         WHEREAS, this Sound Reduction technology is believed to have commercial viability in commercial, industrial, and military applications but will require further development, additional capital and research.

         WHEREAS, ATC desires to pursue other business ventures and desires to sell and otherwise assign all of its right, title, interest and benefit in and to its Sound Reduction patent, related technology, and all other intellectual property rights related thereto, as defined in paragraph 1a) hereof, to ASI according to the terms and conditions set forth below in order to allow further development of this technology to be completed.

         WHEREAS, ASI is a company looking for new technology to purchase and exploit and ASI desires to purchase ATC's Sound Reduction issued patent and related technology according to the terms and conditions below.


                                      TERMS

         Now, therefore, in consideration of the mutual promises described below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:

1. Definitions. For purposes of this Agreement, the following definitions apply:

         a) "Technology" shall be defined as all right, title, interest, and benefit of ATC and all powers and privileges of ATC (including to make, have made, use, or sell under patent law; to copy, adapt, distribute, display, and perform under copyright law; and to use and disclose under trade secret law) in and to all proprietary rights ("Proprietary Rights") embodied in or related to the Sound Reduction Method and System for Jet Engines technology, defined as follows:

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                  1)  One  United   States  and   foreign   patents  and  patent
applications, including, without limitation, the issued patents and patent applications listed on Exhibit A hereto, patent license rights and patentable inventions, any continuation or continuation-in-part of, division of, or substitution for any such applications, any United States patent issued thereon, any reissue or reexamination application filed on any such United States patent, any reissue patent or reexamined patent issuing thereon, and any extension of any such United States patent or reissue patent and any and all applications for patent in any country foreign to the United States on any invention disclosed in any of said patents or patent applications described above and any patents granted thereon;

                  2) All trade secrets, know-how, confidential or proprietary information, including, without limitation, the confidential and proprietary information identified in Exhibit B hereto, shop rights, technical data, technology licenses, concepts, drawings, schematics, prototypes, improvements, enhancements, upgrades, materials, works of authorship, derivative, and derivative works, mask works, engineering files, system documentation, flow charts, computer software code and design specifications acquired or developed by ATC or any of its affiliates that are embodied or incorporated in, derived from or in any way related to the Proprietary Rights or in connection with the development of the programming, inventions, processes, and apparati entailed by the Proprietary Rights;

                  3) All market research and information, contact lists, marketing materials, business plans, notes, documents and records pertaining in any way to any of the Proprietary Rights and any existing or future products incorporating any of the Proprietary Rights or any item described in any of the foregoing paragraphs and any agreements with any other parties to contribute to the further development of any of the Proprietary Rights; and

                  4) All other intellectual property rights and legal protections in every and all countries and jurisdictions owned or claimed by ATC or any of its affiliates and embodied in or are in any way related to any of the Proprietary Rights.

         b) "Closing" shall refer to the time and place at which this Agreement and all related assignments will be executed by the parties.

         c) "Gross Revenues from Sale of Products" shall include all revenues actually received by ASI from the sale of any products by ASI wherein the Technology is all or a material portion of the product (as customarily agreed to in such agreements), but excluding shipping charges, quantity, trade or cash discounts, taxes on the production or sale the legal incidence of which is on the purchaser of the product, credits for returns and commissions to third parties. "Gross Revenues from Sale of Products" shall not include any payments or fees from any development contract with a governmental authority or commercial entity or person paid either to ASI or any third party licensee, except for amounts actually received in payment of products delivered pursuant to such a development agreement. In the event that ASI sells a product which includes equipment in addition to the Technology, Gross Revenues from Sale of Products shall not include the portion of the amount received by ASI which is attributable to such additional equipment.

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         d) If ASI  licenses  or  sublicenses  all  or a  material  portion  (as customarily agreed to in such agreements) of the Technology to any third party, "Gross Revenues from License of Technology" shall be calculated as all revenues actually received by ASI from such license or sublicense.

         e) "Gross Revenues from Sale of Technology" shall include all amounts actually received by ASI from the subsequent sale or assignment of all or a portion of the Technology to a third party, but excluding sales taxes the legal incidence of which is on the purchaser and brokers or finders fees and commissions.

2. Assignment; Technology Purchase Price. ATC hereby agrees to sell, assign and transfer, and at the Closing shall sell, assign and transfer, to ASI in perpetuity (or for the longest period of time otherwise permitted by law) all of ATC's right, title, interest and benefit in and to the Technology and Proprietary Rights. As full payment for such sale, assignment and transfer, ASI agrees to pay ATC an amount equal to two hundred thousand dollars ($200,000) (the "Technology Purchase Price") which the parties agree equals or exceeds the fair market value of the Technology and Proprietary Rights determined on the basis of arms-length negotiations. The Technology Purchase Price shall be payable as follows:

         a) ASI agrees to pay the sum of one hundred thousand dollars ($100,000) to ATC at the Closing of this Agreement.

         b) ASI agrees to pay to ATC the sum of ten thousand dollars ($10,000) per month for 10 consecutive months. The first payment shall be due on the 1st day of the month following the Closing. If there is less than 20 days between the Closing and the first payment due date, the first payment may be delayed by one month. These payments shall not bear interest. Any payment made within 10 days of the due date shall be deemed timely made.

3. Royalty Payments.

         a) Royalty Based on Gross Revenues from Sale of Products In addition to the Technology Purchase Price described in paragraph 2, ASI agrees to pay to ATC a royalty as specified below. The calendar year during which ASI makes the first sale of any product incorporating the Technology and/or Proprietary Rights shall be called the "first year". No royalties shall be due under this section 3 a) after the expiration of the Patent.

i) For all sales made during the first year the royalty shall be 6% of the Gross Revenues from Sale of Products.

ii) For all sales made during the second year the royalty shall be 5% of the Gross Revenues from Sale of Products.

iii) For all sales made during any year after the second year the royalty shall be 4% of the Gross Revenues from Sale of Products.

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         b) Royalty  Based on Gross  Revenues  from  License of  Technology.  In addition to the Technology Purchase Price described in paragraph 2 and the Royalty Based on Gross Revenues from Sale of Products, ASI agrees to pay to ATC a royalty equal to fifteen percent (15%) of all Gross Revenues from License of Technology as defined in paragraph 1 (d) for the life of the patent.

         c) Royalty Based on Gross Revenues from Sale of Technology. In addition to the Technology Purchase Price described in paragraph 2 and the Royalty Based on Gross Revenues from Sale of Products and the Royalty based on Gross Revenues from License of Technology described in paragraph 3(a & b), in the event that ASI sells or assigns the Technology to any third party during the life of the Patent, ASI agrees to pay to ATC ten percent (10%) of the total purchase price actually received by ASI. If the purchase price is paid in installments, ATC shall be entitled to receive ten percent (10%) of each installment payment within fifteen (15) days after the end of the calendar quarter during which such installment payment is actually received ASI (regardless of whether such installment payment is received after the life of the Patent).

         d) The parties agree that the assignments assigning the various Technology will not be recorded with the United States Patent and Trademark Office until the entire $200,000 Technology Purchase Price has been made to ATC. To facilitate the recording of the assignments under these conditions, the parties agree that the original assignments will remain in escrow with the law firm of Thorpe, North & Western, attention Vaughn North. Once Thorpe, North & Western has been notified that the $200,000 Technology Purchase Price has been paid in full to ATC, they will promptly take the steps necessary to record the assignments with confirmation to the parties.

         e) Royalties accruing to ATC under this agreement shall be computed quarterly, with the quarter-annual periods ending on the last day of the months of March, June, September and December. Within thirty (30) days after the end of each such period, ASI shall provide to ATC a written report, in a form and format mutually agreed upon by the parties, and with, at least, the content set forth below, and shall pay to ATC all royalties accruing during such period.

                  1) All reports shall be in sufficient detail to allow confirmation of the accuracy of the royalty payment made and shall show in detail for the quarter-annual period to which the report pertains.

                  2) Each of the parties shall hold in confidence all information reported with respect to royalty payments, and shall not disclose such information to others without written permission of the other party, except as reasonably required internally for management purposes and as reasonably necessary to comply with applicable laws and government regulations.

                  3) ASI shall keep true and complete books and records pertaining to its conduct under this Agreement. Such books and records shall be in sufficient detail to enable royalties payable to ATC to be accurately determined. All applicable books and records shall be kept in accordance with generally accepted accounting principles.

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                  4) ASI shall  make  such  books and  records  available,  upon
written  request,   at  reasonable  times  during  regular  business  hours  for inspection and copying by ATC, or ATC's designated representative, but not more than twice each calendar year, and supply ATC with the details and supporting data necessary to verify the reports and payments required by this Agreement. Employees, agents and contractors of ASI charged with maintaining and assuring the accuracy of such books and records shall likewise be made available to ATC as reasonably required in connection with such verification. ASI shall maintain such books and records for at least five (5) years after the end of the calendar year to which they pertain.

                  5) If an error of more than two and one-half percent (2.5%) is discovered in the total royalties due or paid during any one (1) year period, then the reasonable costs to ATC of the inspection discovering the error, and subsequent reasonable costs of remedying the error, shall be borne by ASI, and subsequently such inspections shall be allowed more often but not more than four
(4) times each calendar year.

4. Default.

         a) Once ASI has paid the Technology Purchase Price in full as provided in paragraph 2, ATC agrees that it will have no claim against ASI for the return of the Technology or the Proprietary Rights or in voiding or rescinding this Agreement and the related assignments.

         b) In the event that ASI fails to pay the Royalty as required herein, ATC agrees that its only remedy is to seek monetary damages from ASI for unpaid Royalties.

5. Representations, Warranties and Covenants.

         a) ATC hereby represents and warrants to, and covenants with, ASI as follows:

                  1) No consents (other than necessary filings in patent offices wherein Proprietary Rights have been registered or applications therefore have been filed) of any other parties are necessary or appropriate under any agreements concerning any of the Technology or the Proprietary Rights in order for the transfer and assignment of any of the Technology and Proprietary Rights under this Agreement to be legally effective.

                  2) Upon the Close of this Agreement, ATC shall have good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests, or charges of any nature whatsoever (collectively, "Liens") and upon final payment of the $ 100,000 installment payment as provided above, ASI shall receive good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all Liens.

                  3) To the best of ATC's knowledge, ATC is the sole owner of the entire right, title and interest in and to the Technology and the Proprietary Rights. The Technology and the Proprietary Rights are free of all licenses, sublicenses, royalty or similar payment obligations,

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liens,  mortgages,  encumbrances,  pledges, or security interests, of any nature whatsoever and are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge. ATC has the right and authority to enter into this Agreement and to grant the rights granted herein. No facts have come to ATC's attention that would form a basis for the belief that the Technology or the Proprietary Rights or any rights thereunder owned by ATC are unenforceable or invalid and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the best of ATC's knowledge, is threatened against ATC that challenges the legality, validity, enforceability, use, or ownership of such items. ATC has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to such items. All material information affecting the patentability of the claims of the Technology, the Proprietary Rights and patent rights thereunder known to ATC has been disclosed to the United States Patent and Trademark Office and any other governing entity as relate to such rights. There have been no transfers, sales, assignments, licenses or other conveyance of any rights, title or interest in or to such items and none are pending or contemplated except as otherwise provided herein. The Technology and Proprietary Rights represent all of the patents, patent applications, rights or inventions created or owned by ATC that relate to the Sound Reduction technology. To the best of ATC's knowledge, the Technology and the Proprietary Rights and the processes represented by them will perform the functions as set forth in the patents and patent applications listed in Exhibit A hereto and disclosed by ATC to ASI, and ATC does not have knowledge of any matter that would prevent such performance. To the best of ATC's knowledge, ATC has not, by any of its acts or acts of its agents, put any of those rights into jeopardy.

                  4) There are no obligations for further work, development, reporting or delivery of any items or work product to any government entity.

                  5) Although ASI intends to expend funds to develop the Technology and the Proprietary Rights, ATC acknowledges and agrees that there is no obligation to do so should ASI decide, in its sole and absolute discretion, that it is not in its business interest. Additionally, ATC acknowledges and agrees that the Technology and the Proprietary Rights are not presently fully developed or commercially viable. Accordingly, ATC acknowledges that there is no assurance of any future Royalties.

                  6) ATC acknowledges that ASI shall be free to develop, abandon, transfer, sell, license or otherwise deal with the Technology without consent or claim by ATC other than as otherwise provided in this Agreement.

         b) ASI acknowledges and agrees that it is buying the Technology and the Proprietary Rights as is with no assurance of future revenues relating from the Technology or the Proprietary Rights.

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6. Indemnification.

         a) ATC shall indemnify, defend, and hold harmless ASI against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that ASI shall incur or suffer, that arise, result from, or relate to any (i) claim that the Technology or the Proprietary Rights as sold, transferred and assigned by ATC (as distinguished from technologies or inventions originating with ASI after the Closing ) infringes or misappropriates the intellectual property rights of any third party or (ii) any breach of, or failure by ATC to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by ATC under this Agreement. Notwithstanding the foregoing, the indemnification obligations of ATC with respect to matters described in clause
(i) above shall be limited in dollar amount to the amount of the Technology Purchase Price and any Royalties paid or accrued by ASI to ATC.

         b) ASI shall promptly notify ATC of the existence of any claim, demand, or other matter to which ATC's indemnification obligations would apply, and shall give it a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that ASI shall at all times also have the right to fully participate in the defense at its own expense. If ATC shall, within a reasonable time after this notice, fail to defend, ASI shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of ATC. If the claim is one that cannot by its nature be defended solely by ATC (including, without limitation, any federal or state tax proceeding), then ASI shall make available all information and assistance that ATC may reasonably request.

7. Miscellaneous Terms.

         a) ATC shall execute and deliver, from time to time after the date hereof upon the request of ASI, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the conveyance of interest in and to all the Technology and Proprietary Rights to ASI, on the part of the ASI, to the fullest extent possible. ATC therefore agrees to:

                  1)  Execute,   acknowledge,  and  deliver  any  affidavits  or
documents  of  assignment  and  conveyance   regarding  the  Technology  or  the
Proprietary Rights;

                  2)  Provide   testimony  in  connection  with  any  proceeding
affecting the right, title, interest, or benefit of ASI to the Technology or the Proprietary Rights; and

                  3) Perform any other acts deemed necessary to carry out the intent of this Agreement.

         b) In furtherance of, but subject to the terms and conditions of, this Agreement, ATC hereby acknowledges that, from and after the Closing and payment in full of the Technology

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Purchase Price,  ASI will have acquired all of ATC's right,  title, and standing to:

                  1)  Receive  all  rights  and  benefits   pertaining   to  the
Technology and the Proprietary Rights as the sole owner thereof;

                  2) Institute and prosecute all suits and proceedings and take all actions that ASI, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right or title of any kind in and to any and all of the Technology and Proprietary Rights;

                  3) Defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as the ASI, in its sole discretion, deems advisable; and

                  4) To sell, assign, transfer, modify, further develop and license such rights and receive royalties and other payment for such rights.

         c) The parties agree that ATC shall pay all costs and fees (legal and otherwise) necessary to maintain or prosecute the patents identified in Exhibit A through Closing. After Closing, the parties agree that ASI will pay all such costs and fees thereafter.

         d) ATC agrees that ASI may continue retain the services of the law firm of Thorpe, North & Western, including specifically Vaughn North, to act as ASI's patent counsel subsequent to the Closing of this Agreement and as such ATC hereby waives any potential conflict of interest that may exist now or in the future.

         e) ATC agrees to assist ASI during a Transition Period of up to one year from the date of the Closing. ATC agrees to make ATC employees reasonably available to ASI during the one year Transition Period following Closing at a consulting rate equal to 140% of the gross hourly rate paid by ATC to that particular employee unless another rate is agreed to by the parties. ASI agrees that it will request any work under this paragraph in writing. ATC agrees to provide an accounting to ASI weekly of the amount of work performed by ATC employees and the amount of consulting fees, if any, that may be due.

         f) ATC acknowledges that ASI may intend to file additional patent applications related to the Technology as defined herein. Mr. Elwood G. Norris is currently a consultant to ASI on other matters and ATC acknowledges that he may continue in this capacity. ATC further acknowledges that ASI may require or request the assistance of Mr. Norris in the filing of additional patents or exploiting the Technology and that certain patentable concepts related to the Technology may have been invented prior to the date of this Agreement but shall be the property of ASI. ATC agrees that ASI and Mr. Norris are free to arrange a consulting agreement between ASI and Mr. Norris which shall be separate and apart from this agreement and shall have no bearing upon or relationship to this agreement.

         g) ATC and ASI agree that each party shall be responsible for their own legal and other fees and costs relating to the preparation of this Agreement. Each party represents and warrants it has been represented by legal counsel and that there is no finder or broker involved in this

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transaction.

         h) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous communications, representations, understandings and agreements, whether oral or written. This Agreement may not be changed or modified except by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action or suit related to this Agreement shall be brought exclusively in the state or federal courts in California. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby, and such invalidity shall be construed and limited as narrowly as practicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Purchaser:                                       Seller:


ASI Technology Corporation                       American Technology Corporation


By: /s/ JERRY E. POLIS                           By: /s/ TERRY CONRAD

Name: Jerry E. Polis                             Name:  Terry Conrad

Title: President                                 Title:  President

Date: Dec 30, 2000                               Date: Dec 30, 2000

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